Exhibit 5.1

FIFTH THIRD BANCORP

Fifth Third Center

Cincinnati, Ohio 45263

June 16, 2004

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

RE:	Issuance of 935,939 Shares of Common Stock of Fifth Third Bancorp Pursuant to Registration Statement on Form S-8 filed with the Securities and Exchange Commission

Gentlemen:

I have acted as counsel to Fifth Third Bancorp, an Ohio corporation (“Company”), in connection with the issuance of 935,939 shares of the Company’s common stock, no par value (“Common Stock”) pursuant to stock options of Franklin Financial Corporation (“Franklin”) assumed by the Company in connection with the Plan of Merger (“Merger Agreement”) dated as of March 27, 2003 by and among Fifth Third Financial Corporation, an Ohio corporation and a wholly-owned subsidiary of Company, the Company and Franklin. On June 11, 2004, Franklin merged into Fifth Third Financial Corporation and the Company assumed these options.

As counsel for the Company I have made such legal and factual examinations and inquiries as I deem advisable for the purpose of rendering this opinion. In addition, I have examined such documents and materials, including the Articles of Incorporation, Code of Regulations, and other corporate records of the Company, as I have deemed necessary for the purpose of this opinion.

On the basis of the foregoing, I express the opinion that the 935,939 shares of Common Stock registered for issuance pursuant to the Registration Statement are currently validly authorized and, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

I hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

Very truly yours,
FIFTH THIRD BANCORP

By:	/s/ PAUL L. REYNOLDS
Paul L. Reynolds, Executive Vice President, Secretary and General Counsel